EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated December 17, 2003 on the financial statements of Wise Solutions, Inc for the years ended December 31, 2002 and 2001 in the Amended Current Report on Form 8-K/A of Altiris, Inc. (Commission File No. 000-49793) dated December 1, 2003, related to its acquisition of Wise Solutions, Inc.

/s/ Plante & Moran, PLLC

Ann Arbor, Michigan

February 10, 2004